Exhibit 99.1

Press Release

www.rockwellcollins.com	Media Contact:	Pat Zerbe
319.295.2697
pazerbe@rockwellcollins.com
	Analyst Contact:	David Brehm
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins Names Clayton Jones As Chairman;

Donald Beall to Chair New Executive Committee

CEDAR RAPIDS, Iowa (June 12, 2002) — The board of directors of Rockwell Collins (NYSE:COL), a global leader in aviation electronics and communications, has named Clayton M. Jones chairman of the board, in addition to his current president and chief executive officer responsibilities.  In addition, the board has created an executive committee and named Donald R. Beall chairman.

“I appreciate the board’s vote of confidence and look forward to leading the company and our board of directors to achieve even greater success in the future,” said Mr. Jones.  “I would also like to express my appreciation for the tremendous leadership and contributions Don Beall has provided to the board and the corporation as chairman during Rockwell Collins’ first year as a public company.”

Mr. Beall, in resigning from the chairman position he held since June 2001, said, “My role has been to help a great business and management team get launched as a new public company.  That phase is over, and Clay Jones has earned the right to lead the Rockwell Collins’ board of directors.  I look forward to continuing to support him and the rest of the board in my new role.”  Also joining Mr. Beall on the executive committee are Mr. Jones and Anthony J. Carbone.

Mr. Jones has been a director of Rockwell Collins since March 2001 and president and CEO since June 2001.  Previously, he served as senior vice president of Rockwell International Corporation, the former parent of Rockwell Collins, and president of its Rockwell Collins subsidiary from January 1999 to May 2001.  He served as executive vice president of the Rockwell Collins subsidiary from November 1996 to January 1999.

Rockwell Collins provides design, production and support of aviation electronics and communications for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.

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